Exhibit 99.1

11011 Sunset Hills Road
Reston, Virginia 20190	News
www.gd.com

Contact: Jeff A. Davis
Tel: 703 876 3483
press@generaldynamics.com

February 3, 2021

General Dynamics Elects Robert K. Steel to Board of Directors

RESTON, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Robert K. Steel to be a director of the corporation, effective February 3. He has been appointed to serve on the Finance and Benefit Plans Committee.

Steel, 69, is a partner at Perella Weinberg Partners, a global financial services firm. His previous positions include New York City’s deputy mayor for Economic Development, CEO and president of Wachovia Corporation and undersecretary of the U.S. Treasury for Domestic Finance. Steel spent nearly 30 years at Goldman Sachs, rising to head of its Global Equities division and vice chairman of the firm.

“Bob has a deep background in both finance and government service that will be an asset to our board,” said Phebe N. Novakovic, chairman and chief executive officer of General Dynamics. “Bob’s demonstrated commitment to sustainability will also enrich our sustainability initiatives.”

Steel is a graduate of Duke University and the University of Chicago’s Booth School of Business. He serves on several non-profit boards including as chair of the Sustainable Accounting Standards Board Foundation and as a trustee of the Economic Club of New York and the Aspen Institute.

Headquartered in Reston, Virginia, General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation; ship construction and repair; land combat vehicles, weapons systems and munitions; and technology products and services. General Dynamics employs more than 100,000 people worldwide and generated $37.9 billion in revenue in 2020. More information is available at www.gd.com.

# # #